Exhibit 99.1

For Immediate Release:	For further information, contact:
Jaime F. Brito
ir@mariner-energy.com
(713) 954-5558

Mariner Energy Reports First Quarter 2007
Results and Provides Operational Update
Houston, TX — May 10, 2007, Mariner Energy, Inc. (NYSE: ME) today announced financial results for the first quarter 2007 and provided an operational update.
Production, revenue and net income for the first quarter 2007 increased significantly from results reported a year ago primarily as a result of the acquisition of the Forest Oil Corporation Gulf of Mexico assets on March 2, 2006, restoration of production shut in due to the 2005 hurricanes and organic growth.
•	Net income totaled $38.2 million for the first quarter 2007, an increase of 243% from the first quarter 2006.

•	Basic and diluted earnings per share (EPS) for the first quarter 2007 were each $0.45, compared to $0.22 basic EPS and $0.21 diluted EPS in the first quarter 2006.

•	Net production totaled 25.4 billion cubic feet equivalents of natural gas (Bcfe) for the first quarter 2007, an increase of 142% from the first quarter 2006.

•	Revenue totaled $211 million for the first quarter 2007, an increase of 164% from the first quarter 2006.
Following is more detailed information regarding Mariner’s first quarter 2007 financial and operational results.
NET INCOME AND EARNINGS PER SHARE
First quarter 2007 net income was $38.2 million compared to $11.1 million for the first quarter 2006, an increase of 243%. The increase is due primarily to an increase in production and revenue resulting from the Forest transaction, restoration of production shut in due to the 2005 hurricanes and organic growth. Net income for the first quarter 2007 includes a non-cash, after-tax loss of $1.5 million relating to hedge ineffectiveness under FAS 133, Accounting for Derivative Instruments.
Basic and fully-diluted EPS for first quarter 2007 was $0.45 for each measure, compared to $0.22 basic and $0.21 diluted EPS in the first quarter 2006.
NET PRODUCTION AND PRICING
For the first quarter 2007, Mariner reported net production of 25.4 Bcfe, compared to 10.5 Bcfe for the first quarter 2006, an increase of 142%. Total natural gas net production was 17.5 billion cubic feet (Bcf) at an average realized price including the effects of hedging of $8.04 per thousand cubic feet (Mcf), compared to 6.4 Bcf for the first quarter 2006 at an average realized price including the effects of hedging of $6.88/Mcf. Total oil net production was 1.05 million barrels (MMBbls) at an average realized price including the effects of hedging of $57.76 per barrel (Bbl), compared to 0.56 MMBbls in the first quarter 2006 at an average realized price including the effects of hedging of $53.55/Bbl. Commencing with the first quarter 2007, Mariner began classifying revenue associated with liquids and plant products separately from oil revenue. Natural gas liquid (NGL) net production was 0.28 MMBbls at an average realized price of $33.04/Bbl, compared to 0.12 MMBbls in the first quarter 2006 at an average realized price of $43.44/Bbl.

REVENUES
First quarter 2007 total revenues were $211 million, compared to $80 million for first quarter 2006, an increase of 164%. Cash settlements under Mariner’s hedge positions in the first quarter 2007 contributed $23.6 million to the first quarter 2007 revenue compared to hedge losses of $10.0 million in the first quarter 2006. In the first quarter 2007, natural gas comprised 67% of total revenues as compared to 55% in the first quarter 2006.
OPERATING AND GENERAL & ADMINISTRATIVE EXPENSES
Lease Operating Expense and Production Taxes
Lease operating expense (“LOE”) in the first quarter 2007 totaled $34.8 million, or $1.37 per thousand cubic feet equivalent of natural gas (Mcfe) as compared to $11.5 million, or $1.09/Mcfe, in the first quarter 2006. LOE for the first quarter 2007 included $3.5 million ($0.14/Mcfe) of expenses billed during the quarter by outside operators relating to periods in 2006.
Severance and ad valorem taxes in the first quarter 2007 totaled $3.0 million, or $0.12/Mcfe as compared to $1.7 million, or $0.16/Mcfe, in the first quarter 2006.
Due to higher than anticipated severance and production taxes, Mariner’s LOE, exclusive of the $3.5 million of 2006 LOE charges received in the first quarter 2007, are now expected to average between $1.20/Mcfe and $1.30/Mcfe for 2007.
General & Administrative Expense
General and administrative (“G&A”) expense for the first quarter 2007 totaled $10.1 million, or $0.40/Mcfe. This compares to $10.5 million, or $1.00/Mcfe, in the first quarter 2006. G&A expense includes stock compensation expense of $1.6 million and $6.4 million in the first quarter 2007 and 2006, respectively. Due to higher insurance and benefits costs, as well as anticipated increases in professional and consulting services planned for Sarbanes-Oxley compliance, system enhancement and insurance claims initiatives for the remainder of the year, the cash costs included in G&A expense are now expected to average between $0.25/Mcfe and $0.30/Mcfe for 2007. In addition, we expect non-cash stock compensation expense which will also be included in G&A to average between $0.04/Mcfe and $0.06/Mcfe.
OTHER INCOME
Other income of $5.4 million in the first quarter 2007 reflects a partial settlement of remaining post-closing accounting adjustments related to the Forest transaction.
OPERATIONAL UPDATE
Offshore — Mariner drilled eight offshore wells in the first quarter 2007, seven of which were successful. Information regarding the successful wells is shown below:

Well Name	Operator	Working Interest	Water Depth (Ft)	Location
SM 150 #1	Mariner	100%	235	Conv. Shelf
WC 110 #12ST	Mariner	100%	45	Conv. Shelf
WC 110#18ST	Mariner	100%	45	Conv. Shelf
AT 426 #1BP1	Mariner	42.2%	6640	Deepwater
AT 426 #2	Mariner	42.2%	6640	Deepwater
EI 337 A5ST1	Devon	2%	265	Conv. Shelf
HI A467 A16	Mariner	100%	185	Conv. Shelf
As of March 31, 2007, five offshore wells were drilling.
Onshore — In the first quarter of 2007, Mariner drilled 33 development wells in West Texas, all of which were successful. As of March 31, 2007, Mariner had four rigs operating on its West Texas properties.

CAPITAL EXPENDITURES
Mariner’s capital expenditures for the three-month periods ended March 31, 2007 and 2006, are summarized below:

	Three Months Ended
	March 31,
	2007	2006
	(Dollars in Millions)
Oil and Natural Gas Exploration	$57.0	$46.4
Oil and Natural Gas Development	123.7	51.1
Acquisitions/Dispositions/Other	2.5	3.7

Total Capital Expenditures	$183.2	$101.2

CONFERENCE CALL TO DISCUSS RESULTS
Mariner has scheduled a conference call to review first quarter 2007 results on May 10, 2007, at 11:00 a.m. Eastern Time (10:00 a.m. Central Time). To participate in the call, callers in the United States and Canada can dial (866) 825-3209. International callers can dial (617) 213-8061. The conference pass code for both numbers is 95188203.
The call will also be broadcast live over the internet and can be accessed through the Investor Relations’ Webcasts and Presentations section of Mariner’s website at http://www.mariner-energy.com.
IMPORTANT INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS
This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities that Mariner assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future, including our guidance estimates, are forward-looking statements. Our forward-looking statements are generally accompanied by words such as “may”, “estimate”, “project”, “predict”, “believe”, “expect”, “anticipate”, “potential”, “plan”, “goal”, or other words that convey the uncertainty of future events or outcomes. The forward-looking statements provided in this press release are based on the current belief of Mariner based on currently available information as to the outcome and timing of future events and assumptions that Mariner believes are reasonable. Mariner cautions that its forward-looking statements are subject to all of the risks and uncertainties normally incident to the exploration for and development, production and sale of oil and natural gas. These risks include, but are not limited to, price volatility or inflation, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, and other risks described in the Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and other documents filed by Mariner with the SEC. Any of these factors could cause the actual results and plans of Mariner to differ materially from those in the forward-looking statements. Investors are urged to read the Annual Report on Form 10-K for the year ended December 31, 2006 and other documents filed by Mariner with the SEC. This news release does not constitute an offer to sell or a solicitation of an offer to buy any securities of Mariner.

COMPARATIVE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED MARCH 31, 2007 AND 2006
MARINER ENERGY, INC.
SELECTED OPERATIONAL RESULTS
(Unaudited)
Net Production, Realized Pricing and Operating Costs

	Three Months Ended
	March 31,
	2007	2006
Net Production:
Natural gas (Bcf)	17.5	6.4
Oil (MMBbls)	1.05	0.56
Natural gas liquids (MMBbls)	0.28	0.12
Natural gas equivalents (Bcfe)	25.4	10.5

Realized Prices (including the effects of hedging):
Gas ($/Mcf)	$8.04	$6.88
Oil ($/Bbl)	57.76	53.55
Natural gas liquids ($/Bbl)	33.04	43.44

Operating Costs per MMcfe
Lease operating expense	$1.37	$1.09
Severance and ad valorem taxes	0.12	0.16
Transportation expense	0.07	0.07
General and administrative expense	0.40	1.00
Depreciation, depletion and amortization	3.88	3.12

COMPARATIVE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED MARCH 31, 2007 AND 2006
(In Thousands, Except Per Share Data)

	Three Months Ended
	March 31,
	2007	2006
Revenues:
Natural gas	$140,532	$44,156
Oil	60,451	30,182
Natural gas liquids	9,149	5,234
Other revenues	1,333	688
Total revenues	211,465	80,260
Cost and Expenses:
Lease operating expense	34,756	11,491
Severance and ad valorem taxes	2,990	1,691
Transportation expense	1,902	730
General and administrative expense	10,141	10,509
Depreciation, depletion and amortization	98,634	32,824
Total costs and expenses	148,423	57,245
OPERATING INCOME	63,042	23,015
Interest:
Income	291	115
Expense, net of capitalized amounts	(12,347)	(6,007)
Other income	5,431	—
Income before taxes	56,417	17,123
Provision for income taxes	(18,210)	(5,993)
NET INCOME	$38,207	$11,130

Earnings per share:
Net income per share-basic	$0.45	$0.22
Net income per share-diluted	$0.45	$0.21

Weighted average shares outstanding-basic	85,516	49,615
Weighted average shares outstanding-diluted	85,705	51,845

MARINER ENERGY, INC.
BALANCE SHEET
(In Thousands)
(Unaudited)

	March 31,	December 31,
	2007	2006
Current Assets:
Cash and cash equivalents	$6,311	$9,579
Receivables	156,513	149,692
Insurance receivables	68,059	61,001
Derivative assets	16,544	54,488
Prepaid seismic	23,637	20,835
Prepaid expenses and other	14,458	12,846

Total Current Assets	285,522	308,441

Property and equipment (net)	2,098,020	2,012,062
Restricted cash	—	31,830
Goodwill	288,504	288,504
Derivative assets	7,863	17,153
Other assets, net of amortization	25,659	22,163

TOTAL ASSETS	$2,705,568	$2,680,153

Current Liabilities
Accounts payable	$2,768	$1,822
Accrued liabilities	84,381	74,880
Accrued capital costs	129,902	99,028
Deferred income tax	7,677	26,857
Abandonment liability	36,471	29,660
Accrued interest	12,074	7,480
Derivative liabilities	8,574	—

Total Current Liabilities	281,847	239,727

Long-Term Liabilities
Abandonment liability	183,181	188,310
Deferred income tax	279,669	262,888
Derivative liabilities	183	—
Long-term debt	614,000	654,000
Other long-term liabilities	37,762	32,637

Total Long-Term Liabilities	1,114,795	1,137,835

Stockholders’ Equity
Common stock and additional paid in capital	1,045,544	1,043,932
Accumulated other comprehensive income	9,613	43,097
Accumulated retained earnings	253,769	215,562

Total Stockholders’ Equity	1,308,926	1,302,591

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,705,568	$2,680,153

MARINER ENERGY, INC.
SELECTED CASH FLOW INFORMATION
(In Thousands)
(Unaudited)

	Three Months Ended March 31,
	2007	2006
Cash flows from operations	$159,322	$57,906
Changes in operating assets and liabilities	(5,693)	8,601

Net Cash Provided by Operating Activities	$153,629	$66,507

Net Cash Used in Investing Activities	$(116,942)	$(99,671)

Net Cash (Used in) / Provided by Financing Activities	$(39,955)	$34,022

(Decrease) / Increase in Cash and Cash Equivalents	$(3,268)	$858

About Mariner Energy, Inc.
Mariner Energy, Inc. is an independent oil and gas exploration, development and production company headquartered in Houston, Texas, with principal operations in the Gulf of Mexico and West Texas. For more information about Mariner, please visit its website at www.mariner-energy.com.
For further information, contact:
Jaime F. Brito, Director, Investor Relations
ir@mariner-energy.com
(713) 954-5558